Exhibit 21.1
INDEPENDENT BANK GROUP, INC.

LIST OF SUBSIDIARIES

	Name	State of Incorporation
Parent:	Independent Bank Group, Inc.	Texas
Banking Subsidiary:	Independent Bank	Texas
Nonbanking Subsidiaries:	IBG Adriatica Holdings, Inc.	Texas
	IBG Aircraft Acquisition, Inc.	Texas
	IBG Real Estate Holdings, Inc.	Texas
	IBG Aircraft Company III	Texas
	Preston Grand, Inc.	Texas
	McKinney Avenue Holdings, Inc.	Texas
	McKinney Avenue Holdings, SPE 1, Inc.	Texas
	IB Trust I	Delaware
	IB Trust II	Delaware
	IB Trust III	Delaware
	IB Centex Trust I	Delaware
	Community Group Statutory Trust I	Delaware